                                                               EXECUTION VERSION

                             REINSURANCE AGREEMENT

                                    BETWEEN

                        HARTFORD LIFE INSURANCE COMPANY

                      (REFERRED TO AS THE CEDING COMPANY)

                                      AND

                       FORETHOUGHT LIFE INSURANCE COMPANY

                         (REFERRED TO AS THE REINSURER)

                               TABLE OF CONTENTS

                                                                             PAGE
---------------------------------------------------------------------------------
ARTICLE I. DEFINITIONS                                                         3
 SECTION 1.1    DEFINITIONS                                                    3
ARTICLE II. BASIS OF REINSURANCE AND BUSINESS REINSURED                        8
 SECTION 2.1    REINSURANCE                                                    8
 SECTION 2.2    SEPARATE ACCOUNTS                                              9
 SECTION 2.3    MODIFIED COINSURANCE ACCOUNT                                   9
 SECTION 2.4    NON-GUARANTEED ELEMENTS                                        9
 SECTION 2.5    INSURANCE CONTRACT CHANGES                                     9
 SECTION 2.6    FOLLOW THE FORTUNES                                           10
ARTICLE III. PAYMENTS; MODIFIED COINSURANCE ADJUSTMENTS; SETTLEMENT;
ADMINISTRATION AND ACCOUNTING                                                 10
 SECTION 3.1    PAYMENTS BY THE REINSURER AND THE CEDING COMPANY              10
 SECTION 3.2    MODIFIED COINSURANCE ADJUSTMENT                               10
 SECTION 3.3    INVESTMENT CREDIT ON MODIFIED COINSURANCE ASSETS              11
 SECTION 3.4    SETTLEMENT OF MODIFIED COINSURANCE ADJUSTMENT                 11
 SECTION 3.5    ACCOUNTING REPORT                                             11
 SECTION 3.6    SETTLEMENT                                                    12
 SECTION 3.7    DELAYED PAYMENTS                                              12
 SECTION 3.8    OFFSET AND RECOUPMENT RIGHTS                                  12
 SECTION 3.9    CERTAIN REPORTS                                               12
ARTICLE IV. LICENSES; SECURITY                                                12
 SECTION 4.1    LICENSES                                                      12
 SECTION 4.2    SECURITY                                                      13
 SECTION 4.3    TRUST ACCOUNT AND SETTLEMENTS                                 13
 SECTION 4.4    INVESTMENT OF TRUST ASSETS                                    13
 SECTION 4.5    DEPOSIT OF ASSETS                                             14
 SECTION 4.6    ADJUSTMENT OF SECURITY AND WITHDRAWALS                        14
 SECTION 4.7    WITHDRAWALS BY THE CEDING COMPANY                             14
 SECTION 4.8    REINSURANCE CREDIT                                            14
 SECTION 4.9    REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE REINSURER   15
ARTICLE V. OVERSIGHTS; COOPERATION; REGULATORY MATTERS                        15
 SECTION 5.1    OVERSIGHTS                                                    15
 SECTION 5.2    COOPERATION                                                   16
 SECTION 5.3    REGULATORY MATTERS                                            16
ARTICLE VI. DAC TAX                                                           16
 SECTION 6.1    ELECTION                                                      16
 SECTION 6.2    DEFINITIONS                                                   16
 SECTION 6.3    EXCHANGE OF INFORMATION                                       16
 SECTION 6.4    EFFECTIVENESS                                                 17
 SECTION 6.5    U.S. TAX STATUS REPRESENTATION                                17

                               TABLE OF CONTENTS

                                                                           PAGE
--------------------------------------------------------------------------------
 SECTION 6.6    TRANSFER OF INSURANCE RISK   ERROR! BOOKMARK NOT DEFINED.
 SECTION 6.7    BREACH OF REPRESENTATION                                      17
ARTICLE VII. INSOLVENCY                                                       17
 SECTION 7.1    INSOLVENCY OF THE CEDING COMPANY                              17
ARTICLE VIII. DURATION; TERMINATION                                           17
 SECTION 8.1    AGREEMENT DURATION                                            17
 SECTION 8.2    SURVIVAL                                                      18
 SECTION 8.3    RECAPTURE                                                     18
 SECTION 8.4    RECAPTURE PAYMENTS                                            18
ARTICLE IX. INDEMNIFICATION; DISCLAIMER                                       19
 SECTION 9.1    REINSURER'S OBLIGATION TO INDEMNIFY                           19
 SECTION 9.2    CEDING COMPANY'S OBLIGATION TO INDEMNIFY                      19
 SECTION 9.3    NO DUPLICATION                                                19
 SECTION 9.4    WAIVER OF DUTY OF UTMOST GOOD FAITH                           19
ARTICLE X. MISCELLANEOUS                                                      19
 SECTION 10.1   NOTICES                                                       19
 SECTION 10.2   ENTIRE AGREEMENT                                              20
 SECTION 10.3   CAPTIONS                                                      20
 SECTION 10.4   GOVERNING LAW AND JURISDICTION                                20
 SECTION 10.5   NO THIRD PARTY BENEFICIARIES                                  21
 SECTION 10.6   EXPENSES                                                      21
 SECTION 10.7   COUNTERPARTS                                                  21
 SECTION 10.8   SEVERABILITY                                                  21
 SECTION 10.9   WAIVER OF JURY TRIAL; MULTIPLIED AND PUNITIVE DAMAGES         21
 SECTION 10.10  TREATMENT OF CONFIDENTIAL INFORMATION                         21
 SECTION 10.11  ASSIGNMENT                                                    22
 SECTION 10.12  CONSTRUCTION                                                  22

                             REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (the "Agreement"), is made and entered into on April 25, 2012, effective as of the Effective Time by and between Hartford Life Insurance Company, a Connecticut-domiciled life insurance company (the "Ceding Company"), and Forethought Life Insurance Company, an Indiana-domiciled life insurance company (the "Reinsurer"). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a "Party."

WHEREAS, the Ceding Company and the Reinsurer have entered into a Master Agreement, dated as of April 25, 2012 (the "Master Agreement"); and

WHEREAS, the Ceding Company wishes to cede to the Reinsurer, and the Reinsurer wishes to reinsure, on [REDACTED] indemnity reinsurance basis, on the terms and conditions set forth herein, the Covered Insurance Policies (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

SECTION 1.1 DEFINITIONS. Any capitalized term used but not defined herein shall have the meaning set forth in the Master Agreement. The following terms have the respective meanings set forth below throughout this Agreement:

"Accounting Period" means, during the term of this Agreement, (i) prior to the date of an Interim Business Termination, each calendar month and (ii) after the date of an Interim Business Termination, each calendar quarter or month, as determined by the Ceding Company in its reasonable discretion (in each case, or any fraction thereof ending on the Recapture Date or the Termination Date, as applicable).

"Accounting Report" has the meaning set forth in Section 3.5.

"Agreement" has the meaning set forth in the preamble.

"Ceding Company" has the meaning set forth in the preamble.

"Ceding Company Indemnified Parties" has the meaning set forth in Section 9.1 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Action Level RBC" means,

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"Confidential Information" means all documents and information concerning one
Party, any of its Affiliates, the Reinsured Liabilities or the Covered Insurance Policies, including any information relating to any Person insured directly or indirectly under the Covered Insurance Policies, furnished to the other Party or such other Party's Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information does not include information which: (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a Party hereto or by any representative or Affiliate of a Party hereto; (b) was or becomes available on a non-confidential basis from a source other than the Parties hereto or their representatives, provided that such source is not and was not prohibited from transmitting the information by a contractual, legal, fiduciary, or other obligation of confidentiality by a Party hereto; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.

"Covered Insurance Policies" means any and all endorsements, riders, certificates and contracts of insurance issued by the Ceding Company on or after the Effective Time that correspond to the annuity products identified on
Schedule 1.1 and any renewals thereof, including without limitation all such contracts lapsed and terminated with unpaid claims or subsequently reinstated.

"Effective Time" means 12:00 a.m. EST on May 1, 2012.

"Eligible Assets" has the meaning set forth in Section 4.4 of this Agreement.

"Extra Contractual Obligations" means all liabilities and obligations to any Person (including a Governmental Body) arising out of or relating to the Covered Insurance Policies (other than liabilities or obligations arising under the express terms and conditions, and within the limits, of the Covered Insurance Policies), including any liability for fines, penalties, taxes, fees, forfeitures, compensatory or punitive, exemplary, special, treble, bad faith, tort or any other form of extra contractual damages awarded against or paid by the Ceding Company, including all legal fees and expenses relating thereto, which liabilities or obligations arise from any act, error or omission, whether intentional, negligent or in bad faith, arising out of (i) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the Covered Insurance Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Covered Insurance Policies, (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Covered Insurance Policies, including unclaimed property liabilities arising under or relating to the Reinsured Policies, or (iv) the failure of the Covered Insurance Policies to qualify for their intended tax status.

"Fair Market Value" means with respect to an asset (or liability), the amount at which the that asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

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"Fund Value" means the separate account assets funding variable benefits of the
Covered Insurance Policies.

"Financial Asset" means "financial asset" as defined in the UCC.

"General Account Liabilities" means all gross liabilities, obligations, expenses and Taxes arising out of or relating to the Covered Insurance Policies incurred after the Effective Time, including Extra Contractual Obligations, other than the Separate Account Liabilities.

"General Account Reserves" means the aggregate amount of general account reserves of the Ceding Company (without regard to the transactions contemplated by this Agreement) with respect to the Covered Insurance Policies, in each case calculated consistent with the reserve requirements, statutory accounting rules and actuarial principles applicable to the Ceding Company under the Applicable Law; provided the term "General Account Reserves" does not include the Separate Account Reserves.

"Interest Maintenance Reserve" means the liability reserve determined in accordance with SAP, the purpose of which is to amortize realized capital gains and losses resulting from fluctuations in the interest rate.

"Investment Property" means "investment property" as defined in the UCC.

"Loss" shall have the meaning set forth in Section 9.1.

"Master Agreement" shall have the meaning set forth in the recitals.

"Modified Coinsurance Account" shall have the meaning set forth in Section 2.3.

"Modified Coinsurance Adjustment" shall have the meaning set forth in Section
3.2.

"Modified Coinsurance Assets" means the assets held by the Ceding Company in support of the Modified Coinsurance Reserve.

"Modified Coinsurance Reserve" means the General Account Reserves and the Separate Account Reserves held by the Ceding Company.

"Non-Guaranteed Element Policy" means the policy of the Ceding Company with respect to Non-Guaranteed Elements provided to the Reinsurer on or before the Effective Time.

"Non-Guaranteed Elements" means cost of insurance charges, loads and expense charges, pricing assumptions, credited interest rates, participation rates, and any other non-guaranteed elements with respect to the Covered Insurance Policies.

"Party" has the meaning set forth in the preamble.

"Premiums" means premiums, considerations, deposits, charges, fees, and similar receipts with respect to the Covered Insurance Policies.

"Proceeds" means "proceeds" as defined in the UCC.

"Recapture Date" has the meaning set forth in Section 8.3 of this Agreement.

"Recapture Triggering Event" means any of the following occurrences:

(a) the Reinsurer has become insolvent or has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations;

(b) the Reinsurer ceases to maintain any of (i) a Standard & Poor's Corporation's (or its successor's) insurer financial strength rating of at least BBB+, (ii) a Moody's Investors Services, Inc.'s (or its successor's) insurer financial strength rating of at least Baa1, or (iii) an A.M. Best Company, Inc.'s (or its successor's) claims paying rating of at least B++;

(c) the Reinsurer's Total Adjusted Capital falls below one-hundred fifty percent (150%) of Company Action Level RBC as of a quarter-end and has not been cured as of the forty-fifth (45th) calendar day following such quarter-end; provided that in the event following the Effective Date there is a material change in the factors and formula prescribed by the National Association of Insurance Commissioners with respect thereto, the Parties will amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the Company Action Level RBC in effect as of the Effective Time within 30 days after the implementation of such change, and if the Parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its Company Action Level RBC as if such material change had not occurred;

(d) there has been a material breach of this Agreement or any Transaction Agreement by the Reinsurer, including failure to fund the Trust Account as required, and such breach has not been cured within thirty (30) calendar days after notice;

(e) the Ceding Company is unable to receive Reserve Credit within thirty (30) calendar days of Reinsurer's receipt of written notice from the Ceding Company as to the inability to receive Reserve Credit;

(f) the Ceding Company and Reinsurer have not entered into the Purchase Agreement on or prior to June 15, 2012; or

(g)  the Purchase Agreement terminates pursuant to its terms.

"Recoverables" has the meaning set forth in Section 3.1(a) of this Agreement.

"Reinsured Liabilities" means the General Account Liabilities and the Separate Account Liabilities.

"Reinsurer" has the meaning set forth in the preamble.

"Reinsurer Indemnified Parties" has the meaning set forth in Section 9.2 of this Agreement.

"Required Balance" means,

[REDACTED]

"Reserve Credit" means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company's NAIC Annual Statement Blank and in all Statutory Financial Statements required to be filed with any Governmental Body charged with supervision of insurance companies in all United States jurisdictions in which the Ceding Company is licensed, authorized or accredited to transact business.

"SAP" means the statutory accounting principles prescribed or permitted by the insurance regulatory authorities of the State of Connecticut or other applicable jurisdictions.

"Security Entitlements" means "security entitlement" as defined in of the UCC.

"Separate Account Liabilities" means all gross liabilities, obligations and expenses of the Ceding Company arising under or relating to the Covered Insurance Policies incurred on or after the Effective Time to the extent payable out of the Separate Accounts.

"Separate Account Policies" means the Covered Insurance Policies which are funded, in whole or in part, by the Separate Accounts.

"Separate Account Reserves" means the reserves attributable to the Separate Account Liabilities, as determined in accordance with SAP.

"Separate Accounts" means the registered and unregistered separate accounts of the Ceding Company applicable to the Covered Insurance Policies.

"Separate Account Surplus Asset" means the general account asset equal to the Fund Value minus the Separate Account Reserves.

"Statutory Financial Statements" means, with respect to any Party, the annual and quarterly statutory financial statements of such Party filed with the Governmental Body charged with supervision of insurance companies in the jurisdiction of domicile of such Party to the extent such Party is required by Applicable Law to prepare and file such financial statements.

"Terminal Accounting Period" means the Accounting Period during which the Recapture Date or the Termination Date occurs.

"Terminal Settlement Statement" has the meaning set forth in Section 8.4 of this Agreement.

"Termination Date" means the date on which this Agreement is terminated in accordance with the terms and conditions of Article VIII hereof.

"Total Adjusted Capital" means with respect to any insurance company, its total adjusted capital as calculated in accordance with the most current formula for calculating total adjusted capital adopted by the National Association of Insurance Commissioners.

"Transaction Agreements" means this Agreement, the Trust Agreement, the Master Agreement, the Services Agreement and the Purchase Agreement.

"Treasury Regulations" means the Treasury Regulations (including temporary and proposed Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

"Trust Account" means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

"Trust Agreement" has the meaning set forth in Section 4.2(a) of this Agreement.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of Connecticut.

                                  ARTICLE II.
                  BASIS OF REINSURANCE AND BUSINESS REINSURED

SECTION 2.1 REINSURANCE. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and indemnity reinsure, [REDACTED] of all Reinsured Liabilities on a modified coinsurance basis. This Agreement is solely between the Ceding Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Ceding Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is recaptured, terminated or reduced as provided herein. On and after the Effective Time, the Reinsurer shall pay to or on behalf of the Ceding Company, as and when due, all Reinsured Liabilities.

SECTION 2.2 SEPARATE ACCOUNTS.

(a) For each of the Separate Account Policies, the amount to be invested on a variable basis in accordance with the terms of such Separate Account Policy shall be held by the Ceding Company in the Separate Accounts, and all Premiums with respect to such Separate Account Policy shall be deposited in the Separate Accounts to the extent required to be deposited therein by such Separate Account Policy.

(b) For each of the Separate Account Policies, the amount to be paid with respect to surrenders, loans, annuitization payments, death benefits or any other amounts with respect to such Separate Account Policy shall be paid out of the Separate Accounts to the extent required by such Separate Account Policy. For purposes hereof, the Reinsured Liabilities attributable to the Covered Insurance Policies shall be apportioned between the General Account Liabilities or the Separate Account Liabilities in a manner consistent with the Ceding Company's policies in effect from time to time.

SECTION 2.3 MODIFIED COINSURANCE ACCOUNT. On the date hereof, the Ceding Company will segregate the Modified Coinsurance Assets into the separate accounts and segregated portfolios listed in Schedule 2.3 and/or any segregated portfolios as subsequently agreed by the Parties (collectively, the "Modified Coinsurance Account"), separate from the Ceding Company's general account assets. The Ceding Company shall retain, control and own all Modified Coinsurance Assets. This Agreement and the establishment of the Modified Coinsurance Account shall not modify the obligations of the Ceding Company or the rights of its policyholders with respect to its separate accounts or its general account.

SECTION 2.4 NON-GUARANTEED ELEMENTS. From and after the Effective Time, the Ceding Company shall establish the applicable Non-Guaranteed Elements under the Covered Insurance Policies in accordance with the Non-Guaranteed Element Policy. The Ceding Company shall take into account the recommendations of the Reinsurer in establishing such Non-Guaranteed Elements, but shall retain the ultimate authority to establish the Non-Guaranteed Elements in accordance with the Non-Guaranteed Element Policy.

SECTION 2.5 INSURANCE CONTRACT CHANGES. The Ceding Company, on its own initiative, shall not change the terms or conditions of any Covered Insurance Policy, other than for any change required by the terms of any Covered Insurance Policies, by reason of the requirement of any Governmental Body or otherwise required by Applicable Law. If the Reinsured Liabilities under any of the Covered Insurance Policies are changed (i) because of changes made on or after the Effective Time pursuant to the terms of any Covered Insurance Policies or by reason of the requirements of any Governmental Body or otherwise required by Applicable Law, Reinsurer will participate, on the reinsurance basis set forth in Section 2.1(a), and assume

With respect to any change required by the terms of any Covered Insurance Policies or by reason of the requirement of any Governmental Body or otherwise required by Applicable Law, the Ceding Company shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify Reinsurer of such proposed change and afford Reinsurer, at the Reinsurer's expense, the opportunity, to the extent practicable, to object to such change under applicable administrative procedures (both formal and informal). In the event the Reinsurer seeks to object as provided in the previous sentence, Reinsurer shall indemnify and hold the Ceding Company harmless in accordance with Article IX of the Agreement.

SECTION 2.6 FOLLOW THE FORTUNES. The Reinsurer's liability under this Agreement shall attach simultaneously with that of the Ceding Company under the Covered Insurance Policies, and the Reinsurer's liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of Premiums paid to the Ceding Company without any deductions for brokerage, and to the same modifications, alterations, terminations and recaptures, as the respective Covered Insurance Policies and Reinsured Liabilities to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions, and limits of this Agreement, follow the fortunes of the Ceding Company under the Covered Insurance Policies, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Covered Insurance Policies.

                                  ARTICLE III.
            PAYMENTS; MODIFIED COINSURANCE ADJUSTMENTS; SETTLEMENT;
                         ADMINISTRATION AND ACCOUNTING

SECTION 3.1 PAYMENTS BY THE REINSURER AND THE CEDING COMPANY. The Reinsurer shall pay, to the Ceding Company, the Reinsured Liabilities in accordance with this Article III. The Ceding Company shall pay, as consideration for the reinsurance provided herein, and subject in any event to Reinsurer's compliance with and performance of the terms and conditions of the Transaction Agreements, to the Reinsurer [REDACTED], and all other payments, collections and recoveries relating to Covered Insurance Policies actually received by the Ceding Company pursuant to the Covered Insurance Policies from and after the Effective Time (the "Recoverables"). The Recoverables will be held by the Ceding Company in the Modified Coinsurance Account and reflected in the immediately succeeding Accounting Report in accordance with this Article III. The Parties acknowledge and agree that the Ceding Company retains all right, title and interest to all Premiums and other amounts received with respect to the Covered Insurance Policies, subject to its contractual obligations under this Agreement to pay corresponding amounts over to the Reinsurer. The Parties acknowledge and agree that Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Recoverables.

SECTION 3.2 MODIFIED COINSURANCE ADJUSTMENT.

[REDACTED]

SECTION 3.3 INVESTMENT CREDIT ON MODIFIED COINSURANCE ASSETS.

[REDACTED]

SECTION 3.4 SETTLEMENT OF MODIFIED COINSURANCE ADJUSTMENT. If the Modified Coinsurance Adjustment for the Accounting Period is a positive amount, the Ceding Company shall owe such amount to the Reinsurer. If the Modified Coinsurance Adjustment for the Accounting Period is a negative amount, the Reinsurer shall owe the absolute value of such amount to the Ceding Company.

SECTION 3.5 ACCOUNTING REPORT. The Ceding Company will administer, or cause the administration of, the Covered Insurance Policies and cause periodic accountings with respect thereto. Within thirty (30) days of the last day of each Accounting Period, the Ceding Company shall provide to the Reinsurer a statement in the form as set forth in Exhibit B hereto (the "Accounting Report"), setting forth, among other things, as of and for the period ending on the last day of such Accounting Period, the following information: Reinsured Liabilities, Recoverables, the Required Balance, the Fair Market Value of the Modified Coinsurance Assets, the Modified Coinsurance Reserves and the Modified Coinsurance Adjustment. All reports, remittances and payments due to or from a Party hereto shall be made in accordance with the procedures set forth herein.

SECTION 3.6 SETTLEMENT. Amounts due between the Parties for each Accounting Period in respect of the Covered Insurance Policies shall be as reported by the Ceding Company on the Accounting Report. If the balance is payable to the Reinsurer the Ceding Company shall remit payment within thirty (30) days of submission of the Accounting Report. If the balance is payable to the Ceding Company, the Reinsurer shall remit payment to the Ceding Company within thirty
(30) days after receiving the Accounting Report. Payment shall be made in cash.

SECTION 3.7 DELAYED PAYMENTS. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the then applicable prime rate of interest, as reported by The Wall Street Journal, until settlement is made. For purposes of this Section 3.7 a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, (i) a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision, and (ii) interest will not accrue on any payment due the Reinsurer hereunder unless the delayed settlement thereof was caused by the Ceding Company.

SECTION 3.8 OFFSET AND RECOUPMENT RIGHTS. Any debits or credits incurred on or after the Effective Time in favor of or against either the Ceding Company or Reinsurer with respect to the Transaction Agreements are deemed mutual debits or credits, and may be set off and recouped, and only the net balance shall be allowed or paid. This Section 3.8 shall apply to the fullest extent permitted by Applicable Law notwithstanding the existence of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer.

SECTION 3.9 CERTAIN REPORTS.

(a) Not later than sixty (60) calendar days after the end of each calendar year, and forty-five (45) calendar days after the end of any calendar quarter other than the quarter ending on December 31, the Reinsurer shall provide to the Ceding Company a calculation of the Company Action Level RBC of the Reinsurer. Each such calculation shall include reasonable supporting detail.

(b) The Reinsurer shall provide written notice of the occurrence of any Recapture Triggering Event within two (2) Business Days after its occurrence. In addition, Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company's reasonable inquiries from time to time concerning the determination of whether a Recapture Triggering Event has occurred.

(c) At the Ceding Company's request, the Reinsurer shall provide the Ceding Company with its annual and quarterly Statutory Financial Statements and a copy of its annual audited Statutory Financial Statements along with the audit report thereon.

                                  ARTICLE IV.
                               LICENSES; SECURITY

SECTION 4.1 LICENSES. At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law and otherwise take all action that may be necessary (i) so that the Ceding Company may receive Reserve Credit, and (ii) to perform its obligations hereunder.

SECTION 4.2 SECURITY.

(a) As soon as practicable following the date hereof, the Parties shall choose a trustee to serve as trustee under a Trust Agreement, and shall finalize and execute the Trust Agreement, which shall be substantially in the form set forth as Exhibit A hereto (the "Trust Agreement"). The Reinsurer agrees to post collateral upon execution of the Trust Agreement in an amount equal to the Required Balance. The Reinsurer, as grantor, is creating the Trust Account with a trustee approved by the Ceding Company, naming the Ceding Company as sole beneficiary thereof. Reinsurer shall ensure that at all times, in accordance with the terms set forth herein and in the Trust Agreement, the Trust Account holds assets with a Fair Market Value equal to [REDACTED] of the Required Balance. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth in the Trust Agreement.

(b) The Reinsurer hereby grants to the Ceding Company a security interest in and continuing lien on all Reinsurer's right, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located: the Trust Account; all Investment Property and Financial Assets credited to the Trust Account; all Security Entitlements related to the Trust Account; and all Proceeds of any or all of the foregoing to secure the obligations of the Reinsurer to the Ceding Company. Any amounts withdrawn from the Trust in accordance with this
    Article IV and pursuant to the terms of the Trust Agreement, shall be automatically released from, and withdrawn free and clear of any security interest created herein. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the trustee shall not, grant or cause to be granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein.

SECTION 4.3 TRUST ACCOUNT AND SETTLEMENTS. The trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under the Trust Agreement between Ceding Company and Reinsurer shall be made in United States dollars in cash or its equivalent.

SECTION 4.4 INVESTMENT OF TRUST ASSETS. The assets held in the Trust Account shall be valued at their Fair Market Value as of the date as of which such assets are required to be valued. The assets that may be held in the Trust Account shall consist of cash, certificates of deposit issued by a U.S. bank and payable in U.S. dollars and investments of the type permitted by Connecticut Insurance Regulations Section Section 38a-88-6 and 38a-88-7 or any successor provision and all other Applicable Laws that would govern the permitted assets for the Trust Account; provided, that each such investment that is a security is issued by an institution that is not the parent, subsidiary or affiliate of either Reinsurer or Company, and (ii) such investments shall be managed in accordance with the investment guidelines as set forth on Exhibit C (the assets pursuant to this sentence being the "Eligible Assets").

SECTION 4.5 DEPOSIT OF ASSETS. Prior to depositing assets in the Trust Account, Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

SECTION 4.6 ADJUSTMENT OF SECURITY AND WITHDRAWALS. The amount of security provided by the Reinsurer shall be adjusted following the end of each Accounting Period as provided herein.

(a) If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account at the end of any Accounting Period is less than the Required Balance, calculated based on the most recent Accounting Report, the Reinsurer shall, no later than five (5) calendar days following delivery of the Accounting Report provided pursuant to the terms hereof, transfer additional Eligible Assets to the Trust Account so that the aggregate Fair Market Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

(b) If the aggregate Fair Market Value of the Eligible Assets in the Trust Account at the end of any Accounting Period exceeds one hundred and two percent (102%) of the Required Balance, then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld) from the Ceding Company to withdraw the excess. For the purposes of the foregoing sentence, in the event that a Recapture Triggering Event has occurred, the Parties acknowledge and agree that it shall not be unreasonable for the Ceding Company to withhold its consent to any such withdrawal of any amounts over one hundred and two percent (102%).

SECTION 4.7 WITHDRAWALS BY THE CEDING COMPANY. The Ceding Company may withdraw the assets held in the Trust Account in accordance with the terms of the Trust Agreement upon or after providing five (5) days' prior written notice to the Reinsurer; provided however, that, following any such withdrawal, the Ceding Company may only apply such assets for one or more of the following purposes:

(a) to pay, or reimburse the Ceding Company for payment of, Premiums received by Reinsurer hereunder which are to be returned to policyholders because of cancellations of Covered Insurance Policies reinsured hereunder;

(b) to pay, or reimburse the Ceding Company for payment of, surrenders, benefits, losses or other amounts payable pursuant to the provisions of the Covered Insurance Policies reinsured hereunder or any other amounts the Ceding Company claims are legally and properly due hereunder, including any recapture payment; and

(c) to pay any amounts due and unpaid from the Reinsurer under any Transaction Agreement.

SECTION 4.8 REINSURANCE CREDIT. Reinsurer shall, at its own expense, take all steps (including the posting of letters of credit or other acceptable security) necessary so as to permit the Ceding Company to obtain Reserve Credit.

SECTION 4.9 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE REINSURER. For purposes of perfecting the security interest in the Trust Account, the Reinsurer hereby represents and warrants to the Ceding Company, and covenants for the benefit of the Ceding Company, as follows:

(a) The Reinsurer is (and, for the past five (5) years, has been) a stock insurance company organized under the laws of Indiana. For the past five years and as of the Effective Time, the chief executive office of the Reinsurer within the meaning of section 9-307 of the UCC was located in Indianapolis, Indiana. The Reinsurer shall not change its jurisdiction of organization or its chief executive office (within the meaning of section 9-307 of the UCC), except upon thirty (30) calendar days' prior written notice to the Ceding Company. In the event that the Reinsurer changes its jurisdiction of organization or the location of its chief executive office, it will only change to a jurisdiction of organization or change the location of its chief executive office to a jurisdiction in the United States. The Reinsurer's true corporate name, as reflected in its organization documents of record in the State of Indiana, is (and, for the past five (5) years, has been) that set forth in the preamble hereto.

(b) The Reinsurer owns and will own its interest in the assets in the Trust Account free and clear of any security interest in, or lien or adverse claim on, such assets. From and after the date hereof, the Reinsurer shall not authorize the filing of any other financing statement with respect to any asset in the Trust Account, nor authorize the granting of "control" (for purposes of this paragraph, as defined in the UCC) over any of such asset to any Person other than the Ceding Company. From and after the date hereof, the Reinsurer shall not grant any further security interest in, or lien on, the assets in the Trust Account.

(c) The Reinsurer shall do, execute or otherwise authenticate, acknowledge and deliver, or cause to be done, executed or otherwise authenticated, acknowledged and delivered, such instruments of transfer or other records, and take such other steps or actions, as the Ceding Company may reasonably deem necessary to create, perfect or preserve the security interest granted to the Ceding Company by Section 4.2 and under the Trust Agreement or to ensure that such security interest remains prior to any and all other security interests, liens or other interests of any other Person; and the Reinsurer hereby authorizes the Ceding Company, in the Reinsurer's name or otherwise, to take, or cause to be taken, any of the foregoing steps or actions upon any failure by the Reinsurer to comply with any written request of the Ceding Company in respect of any matter subject to this
     Section 4.11(c).

                                   ARTICLE V.
                  OVERSIGHTS; COOPERATION; REGULATORY MATTERS

SECTION 5.1 OVERSIGHTS. Unintentional or inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder
(i) shall not relieve either Party from any liability which would have attached had such delay, error or omission not occurred; and (ii) both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, error or omission had occurred, provided always that such error or omission is rectified as soon as reasonably practicable after discovery by the Party making such error or omission or responsible for such delay, and provided, further, that said responsible Party shall be responsible for any additional liability which attaches as a result.

SECTION 5.2 COOPERATION. Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

SECTION 5.3 REGULATORY MATTERS. Subject to the provisions of Article VIII of this Agreement, if the Ceding Company or the Reinsurer receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Covered Insurance Policies that would reasonably be expected to have an adverse effect on the other Party, the Ceding Company or the Reinsurer, as applicable, shall promptly notify the other Party thereof, whereupon the Parties, at their own expense, shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

                                  ARTICLE VI.
                                    DAC TAX

SECTION 6.1 ELECTION. The Ceding Company and the Reinsurer jointly agree to the DAC tax election pursuant to Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Code whereby:

(a) The Party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1); and

(b) Both Parties shall exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

SECTION 6.2 DEFINITIONS. As used in this Article, the terms "net positive consideration," "specified policy acquisition expenses" and "general deductions limitation are defined by reference to Treasury Regulations Section 1.848-2 and Code Section 848, in effect as of the Effective Time.

SECTION 6.3 EXCHANGE OF INFORMATION. The method and timing of the exchange of this information shall be as follows:

(a) The Reinsurer shall submit a schedule to the Ceding Company by May 1 of each year of its calculation of the net consideration for the preceding calendar year.

(b) The Ceding Company shall, in turn, complete the schedule by indicating acceptance of the Reinsurer's calculation of net consideration or shall note in writing any discrepancies. The Ceding Company shall return the completed schedule to the Reinsurer by June 1 of each year.

(c) If there are any discrepancies between the Parties' calculations of net consideration, the Parties shall act in good faith to resolve these discrepancies in a manner that is accept able to both Parties by July 1 of each year.

(d) The Parties shall attach the final schedule to their respective U.S. federal income tax returns for each taxable year in which consideration is transferred under this

Agreement. The schedule shall identify this Agreement and restate the election described in this Article and shall be signed by both Parties.

SECTION 6.4 EFFECTIVENESS. This DAC tax election shall first become effective for the taxable year that includes the Effective Time and shall remain in effect for all years for which this Agreement remains in effect.

SECTION 6.5 U.S. TAX STATUS REPRESENTATION. Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

SECTION 6.6 BREACH OF REPRESENTATION. Should either Party breach the representation and warranty of tax status set forth in this Article, the breaching Party agrees to indemnify and hold the non-breaching Party, its directors, officers, employees, agents, and shareholders harmless from all liability, loss, damages, fines, penalties, interest, and reasonable attorney's fees, which the non-breaching Party, its directors, officers, employees, agents, and shareholders may sustain by reason of such breach.

                                  ARTICLE VII.
                                   INSOLVENCY

SECTION 7.1 INSOLVENCY OF THE CEDING COMPANY. In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or to its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Covered Insurance Policies without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Covered Insurance Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

                                 ARTICLE VIII.
                             DURATION; TERMINATION

SECTION 8.1 AGREEMENT DURATION. This Agreement shall continue in force until such time as the Ceding Company's liability with respect to all Covered Insurance Policies reinsured hereunder is terminated in accordance with their respective terms, or the Ceding Company has elected to recapture the reinsurance of Covered Insurance Policies in full in accordance with Section 8.3.

SECTION 8.2 SURVIVAL. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I, VI and IX and the provisions of Sections 10.1, 10.4, 10.6, 10.9 and 10.10 shall remain in full force and effect after the Termination Date.

SECTION 8.3 RECAPTURE.

(a) Upon the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the Covered Insurance Policies, by providing the Reinsurer with written notice of its intent to effect recapture. Recapture of the Covered Insurance Policies shall be effective on the tenth (10th) day following the day on which the Ceding Company has provided the Reinsurer with such notice (the "Recapture Date"). Upon a recapture by the Ceding Company, the Ceding Company will recapture all liabilities and obligations arising under the terms of the Covered Insurance Policies including any Extra Contractual Obligations.

(b) Following a recapture pursuant to this Section 8.3, subject to the payment obligations described in Section 8.4, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Covered Insurance Policies, including any claims of the Reinsurer to Modified Coinsurance Assets held in connection with recaptured Covered Insurance Policies, other than any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date. Following the consummation of the recapture or termination, no additional Premiums or other amounts payable under such Covered Insurance Policies shall be payable to Reinsurer hereunder and nor, for the avoidance of doubt, shall Reinsurer have any further right to receive any Recoverables.

(c) Notwithstanding the remedies contemplated by this Article VIII or the Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under the Transaction Agreements in lieu of exercising the remedies in Article VIII, and it shall be no defense to any such claim that Ceding Company might have had other recourse.

SECTION 8.4 RECAPTURE PAYMENTS.  In connection with a recapture pursuant to
Section 8.3, the Reinsurer shall prepare a settlement statement within fifteen
(15) calendar days of the Recapture Date or the Termination Date, as applicable (the "Terminal Settlement Statement") setting forth the terminal settlement calculated in accordance with Exhibit D for the Terminal Accounting Period (the "Terminal Settlement"). If the amount of the Terminal Settlement for the Terminal Accounting Period is positive, the Ceding Company shall pay such amount to the Reinsurer within five (5) calendar days of its receipt of the Terminal Settlement Statement. If the amount of the Terminal Settlement for the Terminal Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount to the Ceding Company at the time it delivers the Terminal Settlement Statement to the Ceding Company. In addition, following the Recapture Date or the Termination Date, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Section 4.3 shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement.

                                  ARTICLE IX.
                          INDEMNIFICATION; DISCLAIMER

SECTION 9.1 REINSURER'S OBLIGATION TO INDEMNIFY. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the "Ceding Company Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Taxes (other than income taxes and franchise taxes thereof), fees, costs and expenses (including reasonable legal fees and expenses) ("Losses") incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement, (ii) the Reinsured Liabilities, (iii) any Covered Insurance Policy and (iv) any successful enforcement of this indemnity.

SECTION 9.2 CEDING COMPANY'S OBLIGATION TO INDEMNIFY. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the "Reinsurer Indemnified Parties") from and against any and all Losses incurred by the Reinsurer to the extent arising from (i) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement, and
(ii) any successful enforcement of this indemnity.

SECTION 9.3 NO DUPLICATION. To the extent that a Reinsurer Indemnified Party or a Ceding Company Indemnified Party has received payment in respect of a Loss pursuant to the provisions of the Master Agreement, such Reinsurer Indemnified Party or Ceding Company Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

SECTION 9.4 WAIVER OF DUTY OF UTMOST GOOD FAITH. In recognition that each Party has consummated the transactions contemplated by this Agreement, based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein and therein, the Ceding Company and Reinsurer absolutely and irrevocably waives resort to the duty of "utmost good faith" or any similar principle in connection with the formation or performance of this Agreement.

                                   ARTICLE X.
                                 MISCELLANEOUS

SECTION 10.1 NOTICES. Any notice, request or other communication to be given by any Party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery or by facsimile transmission or electronic mail with written confirmation of error-free transmission. Any such notice shall be deemed given when so delivered personally or sent by facsimile or electronic mail transmission (and immediately after facsimile or electronic mail transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

To Ceding Company:         Hartford Life Insurance Company
                           200 Hopmeadow Street
                           Simsbury, CT 06089
                           Fax:  (866) 522-0308
                           Attention:  Director of Life Law

With concurrent
copies (which will not
constitute notice) to:     The Hartford
                           One Hartford Plaza
                           Hartford, CT 06155
                           Fax:  (860) 547-6959
                           Attention:  General Counsel

                           Sidley Austin LLP
                           1 South Dearborn
                           Chicago, Illinois 60603
                           Telephone:  (312) 853-7061
                           Facsimile:  (312) 853-7036
                           Attn:  Perry J. Shwachman

To the Reinsurer:          Forethought Life Insurance Company
                           Forethought Financial Group
                           3200 Southwest Freeway
                           Ste. 1300
                           Houston, TX 77027
                           Telephone:  (713) 416-4180

SECTION 10.2 ENTIRE AGREEMENT. This Agreement, together with the Trust Agreement, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect thereto. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the Parties hereto.

SECTION 10.3 CAPTIONS. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 10.4 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Connecticut without regard to principles of conflicts of law thereof that would result in the application of the laws of a different jurisdiction. The Parties agree that any action or proceeding, however characterized, relating to or arising out of the transactions contemplated by this Agreement may be maintained in the courts of the State of Connecticut or the federal court for the District of Connecticut and the Parties hereby irrevocably submit to the exclusive jurisdiction of any such court for the purposes of any such action or proceeding and irrevocably agree to be bound by any judgment rendered by any such court with respect to any such action or proceeding. The Parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that such action or proceeding has been brought in an inconvenient forum. The Parties agree that any service of any process, summons, notice, document or other paper shall, if delivered, sent or mailed in accordance with
Section 10.1 of this Agreement, constitute good, proper and sufficient service thereof.

SECTION 10.5 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 10.6 EXPENSES. Except as otherwise provided herein, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of the Transaction Agreements and the transactions contemplated thereby, including all fees and expenses of counsel, actuaries and other representatives.

SECTION 10.7 COUNTERPARTS. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.

SECTION 10.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.9 WAIVER OF JURY TRIAL; MULTIPLIED AND PUNITIVE DAMAGES. Each of the Parties hereto irrevocably waives (i) any and all right to trial by jury with respect to any first party action filed by the other Party, and (ii) any right to punitive, incidental, consequential or multiplied damages, either pursuant to common law or statute, in each case in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby (but not as to any action by one Party against the other seeking indemnification for a third party claim against the Party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified Party).

SECTION 10.10 TREATMENT OF CONFIDENTIAL INFORMATION.

(a) The Parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement, the Parties will keep confidential and will not use or disclose the other Party's

     Confidential Information and the terms and conditions of this Agreement, including the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority or any other Governmental Body.

(b) The confidentiality obligations contained in this Agreement shall not apply to the federal Tax structure or federal Tax treatment of this Agreement and each Party hereto may disclose to any and all persons, without limitation of any kind, the federal Tax structure and federal Tax treatment of this Agreement; provided, that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to this Agreement, (y) the date of the public announcement of this Agreement, or (z) the date of the execution of this Agreement. The preceding sentence is intended to cause this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under
    Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. Subject to the provision with respect to disclosure in the first sentence of this subsection (b), each Party hereto acknowledges that it has no proprietary or exclusive rights to the federal Tax structure of this Agreement or any federal Tax matter or federal Tax idea related to this Agreement.

SECTION 10.11 ASSIGNMENT. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Except as provided below in this Section 10.11, neither Party may assign any of its duties or obligations hereunder without the prior written consent of the other Party and any attempted assignment in violation of this provision shall be invalid ab initio; provided, however, that this Agreement shall inure to the benefit and bind those who, by operation of law, become successors to the Parties, including any liquidator, rehabilitator, receiver or conservator and any successor, merged or consolidated entity.

SECTION 10.12 CONSTRUCTION.

(a) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated.

(b) Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) For purposes of this Agreement, the term "including" means "including but not limited to."

(d) Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.

(e) All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles, Sections, Subsections and Paragraphs of, and Exhibits, Annexes and Schedules to, this Agreement, unless the context shall otherwise require.

(f) Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.

(g) All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Annex, Exhibit, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

               [The rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective April 25, 2012.

                                       HARTFORD LIFE INSURANCE COMPANY

                                       By:    /s/ David Levenson
                                              ------------------------------
                                       Name:  David Levenson
                                       Title: President, Wealth Management

                                       FORETHOUGHT LIFE INSURANCE COMPANY

                                       By:
                                              ------------------------------
                                       Name:
                                       Title:

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective April 25, 2012.

                                       HARTFORD LIFE INSURANCE COMPANY

                                       By:
                                              ------------------------------
                                       Name:
                                       Title:

                                       FORETHOUGHT LIFE INSURANCE COMPANY

                                       By:    /s/ John A. Graf
                                              ------------------------------
                                       Name:  John A. Graf
                                       Title: Chairman, President and CEO

                                  SCHEDULE 1.1

                           COVERED INSURANCE POLICIES

1. Hartford Personal Retirement Manager III Suite of Variable Annuities or Hartford Leaders products (based on state availability) including all optional riders and proprietary products sold as of April 1, 2012. Hartford will use commercially reasonable efforts to launch an optional living benefit and an optional death benefit and/or any other features Hartford anticipated to launch on or about May 1, 2012.

2. Fixed Indexed Annuity Portfolio of products including, crediting methodologies and Riders sold as of April 1, 2012. Hartford will use commercially reasonable efforts to launch (at Hartford's sole discretion with respect to such products' specifications (including pricing terms and other features)) optional riders and/or crediting methodologies Hartford anticipated to launch on or about August 2012.

3.  CRC Select III.

4.  Hartford Income Annuity.

NOTE: CRC Contracts sold prior to May 1, 2012 that renew after such date are not in scope for reinsurance.

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                                  SCHEDULE 2.3

                          MODIFIED COINSURANCE ACCOUNT

Hartford Life Insurance Company Separate Account Seven
Hartford Life and Annuity Insurance Company Separate Account Seven Market Value Adjustment Separate Account
[General Account Segregated Portfolios to be created.]